Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Second-Quarter Earnings of $981 Million

¡                  Earnings per share decline 4% to $2.65; net sales and revenues down 9%.

¡                  Solid execution and rigorous cost management aid performance.

¡                  Income forecast for year remains at $3.3 billion.

MOLINE, Illinois (May 14, 2014) — Net income attributable to Deere & Company was $980.7 million, or $2.65 per share, for the second quarter ended April 30, compared with $1.084 billion, or $2.76 per share, for the same period last year.

For the first six months of 2014, net income attributable to Deere & Company was $1.662 billion, or $4.46 per share, compared with $1.734 billion, or $4.41 per share, last year.

Worldwide net sales and revenues decreased 9 percent, to $9.948 billion, for the second quarter and were down 4 percent, to $17.602 billion, for six months. Net sales of the equipment operations were $9.246 billion for the quarter and $16.195 billion for six months, compared with $10.265 billion and $17.058 billion for the same periods last year.

“John Deere is on its way to another year of solid financial and operating performance,” said Samuel R. Allen, chairman and chief executive officer. “Our second-quarter earnings showed further proof of the adept execution of our operating plans. We kept costs and assets well under control while successfully managing major new-product transitions associated with more stringent emissions standards. In addition, our construction and forestry and financial services operations delivered improved results, reflecting the power of our broad-based business lineup.”

Summary of Operations

Net sales of the worldwide equipment operations declined 10 percent for the quarter and 5 percent for six months compared with the same periods a year ago. Sales included price realization of 2 percent and an unfavorable currency-translation effect of 1 percent for the quarter and six months. Equipment net sales in the United States and Canada

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decreased 12 percent for the quarter and 6 percent year to date. Outside the U.S. and Canada, net sales were down 6 percent for the quarter and 3 percent for six months, including unfavorable currency-translation effects of 2 percent for both periods.

Deere’s equipment operations reported operating profit of $1.361 billion for the quarter and $2.252 billion for six months, compared with $1.663 billion and $2.500 billion last year. The decline for both periods was due primarily to the impact of lower shipment volumes, the unfavorable effects of foreign-currency exchange, and a less favorable product mix, partially offset by price realization.

Net income of the company’s equipment operations was $838 million for the second quarter and $1.381 billion for the first six months, compared with $953 million and $1.478 billion in 2013. In addition to the operating factors mentioned above, a lower effective tax rate benefited both quarterly and six-month results.

Financial services reported net income attributable to Deere & Company of $147.7 million for the quarter and $289.9 million for six months compared with $125.0 million and $257.9 million last year. The improvement for the quarter was due to growth in the credit portfolio, partially offset by higher selling, administrative and general expenses. Six-month results improved due to growth in the credit portfolio and a more favorable effective tax rate, partially offset by lower crop insurance margins and higher selling, administrative and general expenses.

Company Outlook & Summary

Company equipment sales are projected to decrease about 4 percent for fiscal 2014 and for the third quarter compared with the year-ago periods. Included is an unfavorable currency-translation effect of about 1 percent for the year. For the fiscal year, net income attributable to Deere & Company is anticipated to be about $3.3 billion.

“John Deere expects to achieve near-record earnings for the full year and the company is well-positioned to deliver solid financial results throughout the business cycle,” Allen said. “We’re confident our extensive investments in new products and markets, coupled with a tight rein on costs and assets, will keep the company on a sound financial footing and help sustain our growth plans.”  These plans are essential to meeting the world’s growing need for food, shelter and infrastructure, he added, and they should lead to significant benefits for the company’s investors and customers in the years ahead.

* * *

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Equipment Division Performance

Agriculture & Turf. Sales fell 12 percent for the quarter and 7 percent for six months due largely to lower shipment volumes, the previously announced sale of John Deere Landscapes and the unfavorable effects of currency translation, partially offset by price realization.

Operating profit was $1.229 billion for the quarter and $2.026 billion year to date, compared with $1.582 billion and $2.347 billion, respectively, last year. The deterioration for both periods was driven primarily by the impact of lower shipment volumes, the unfavorable effects of foreign-currency exchange, and a less favorable product mix, partially offset by price realization.

Construction & Forestry. Construction and forestry sales increased 2 percent for the quarter and 3 percent for six months mainly as a result of higher shipment volumes. Operating profit was $132 million for the quarter and $226 million for six months, compared with $81 million and $153 million last year. Operating profit improved for both periods primarily due to higher shipment volumes, lower production costs and lower selling, administrative and general expenses, partially offset by higher sales incentive costs. Six-month results also benefited from lower research and development expenses.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 7 percent for fiscal-year 2014, including a negative currency-translation effect of about 1 percent.

Although the agricultural economy remains in a relatively healthy condition, farm income is forecast to be lower than last year. The decline is putting pressure on demand for farm equipment, especially for larger models. At the same time, strength in the U.S. livestock sector is providing support to sales of mid- and smaller-size tractors. Based on these factors, industry sales for agricultural machinery in the U.S. and Canada are forecast to be down 5 to 10 percent for the year.

Full-year industry sales in the EU28 are forecast to be down about 5 percent due to lower crop prices and farm incomes. In South America, industry sales of tractors and

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combines are projected to be down about 10 percent from strong 2013 levels. Market conditions in the Commonwealth of Independent States have weakened and industry sales there are expected to be down significantly for the year. Asian sales are projected to be up slightly.

In the U.S. and Canada, industry sales of turf and utility equipment are expected to be flat to up 5 percent for 2014, helped by improved market conditions.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 10 percent for full-year 2014.  The gain reflects further economic recovery and higher housing starts in the U.S. as well as sales increases outside the U.S. and Canada. Global forestry sales are expected to be up for the year due to general economic growth and improved sales in European markets.

Financial Services. Fiscal-year 2014 net income attributable to Deere & Company for the financial services operations is expected to be approximately $600 million. The outlook reflects improvement over last year due primarily to expected growth in the credit portfolio and a more favorable tax rate. These factors are projected to be partially offset by higher selling, administrative and general expenses, lower crop insurance margins and an increase in the provision for credit losses from the low level in 2013.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $124.3 million for the second quarter and $260.8 million year to date, compared with $105.9 million and $210.9 million for the respective periods last year. Results improved for both periods primarily due to growth in the credit portfolio, partially offset by higher selling, administrative and general expenses. In addition, six-month results benefited from a more favorable effective tax rate.

Net receivables and leases financed by JDCC were $32.231 billion at April 30, 2014, compared with $28.721 billion last year.

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture from recent drought conditions), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

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All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and dryer than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A  debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading

Deere Announces Second-Quarter Earnings	10

Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4/Stage IIIb and Final Tier 4/Stage IV non-road diesel emission requirements in the U.S. and European Union), carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and

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discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If general economic conditions worsen or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Second Quarter 2014 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended April 30			Six Months Ended April 30
	2014	2013	% Change	2014	2013	% Change
Net sales and revenues:
Agriculture and turf	$7,646	$8,691	-12	$13,242	$14,182	-7
Construction and forestry	1,600	1,574	+2	2,953	2,876	+3
Total net sales	9,246	10,265	-10	16,195	17,058	-5
Financial services	572	536	+7	1,159	1,063	+9
Other revenues	130	113	+15	248	214	+16
Total net sales and revenues	$9,948	$10,914	-9	$17,602	$18,335	-4

Operating profit: *
Agriculture and turf	$1,229	$1,582	-22	$2,026	$2,347	-14
Construction and forestry	132	81	+63	226	153	+48
Financial services	229	198	+16	411	395	+4
Total operating profit	1,590	1,861	-15	2,663	2,895	-8
Reconciling items **	(130)	(111)	+17	(241)	(206)	+17
Income taxes	(479)	(666)	-28	(760)	(955)	-20
Net income attributable to Deere & Company	$981	$1,084	-10	$1,662	$1,734	-4

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended April 30, 2014 and 2013
(In millions of dollars and shares except per share amounts) Unaudited

	2014	2013
Net Sales and Revenues
Net sales	$9,246.2	$10,265.0
Finance and interest income	544.1	512.2
Other income	157.6	136.3
Total	9,947.9	10,913.5

Costs and Expenses
Cost of sales	6,871.8	7,482.2
Research and development expenses	354.1	376.8
Selling, administrative and general expenses	846.5	956.3
Interest expense	165.8	191.0
Other operating expenses	245.9	163.4
Total	8,484.1	9,169.7

Income of Consolidated Group before Income Taxes	1,463.8	1,743.8
Provision for income taxes	479.0	666.4
Income of Consolidated Group	984.8	1,077.4
Equity in income (loss) of unconsolidated affiliates	(3.6)	6.9

Net Income	981.2	1,084.3
Less: Net income attributable to noncontrolling interests	.5	.1
Net Income Attributable to Deere & Company	$980.7	$1,084.2

Per Share Data
Basic	$2.67	$2.79
Diluted	$2.65	$2.76

Average Shares Outstanding
Basic	366.6	389.2
Diluted	369.8	393.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Six Months Ended April 30, 2014 and 2013
(In millions of dollars and shares except per share amounts) Unaudited

	2014	2013
Net Sales and Revenues
Net sales	$16,194.8	$17,057.9
Finance and interest income	1,075.6	1,013.2
Other income	331.6	263.9
Total	17,602.0	18,335.0

Costs and Expenses
Cost of sales	12,067.3	12,497.0
Research and development expenses	677.8	733.3
Selling, administrative and general expenses	1,612.5	1,737.9
Interest expense	337.5	371.1
Other operating expenses	478.2	305.8
Total	15,173.3	15,645.1

Income of Consolidated Group before Income Taxes	2,428.7	2,689.9
Provision for income taxes	759.6	955.3
Income of Consolidated Group	1,669.1	1,734.6
Equity in loss of unconsolidated affiliates	(6.6)	(.6)
Net Income	1,662.5	1,734.0
Less: Net income attributable to noncontrolling interests	.7	.1
Net Income Attributable to Deere & Company	$1,661.8	$1,733.9

Per Share Data
Basic	$4.50	$4.46
Diluted	$4.46	$4.41

Average Shares Outstanding
Basic	369.2	388.7
Diluted	372.6	393.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	April 30	October 31	April 30
	2014	2013	2013
Assets
Cash and cash equivalents	$3,078.5	$3,504.0	$3,651.4
Marketable securities	1,571.7	1,624.8	1,399.0
Receivables from unconsolidated affiliates	38.3	31.2	52.4
Trade accounts and notes receivable - net	5,119.7	3,758.2	5,398.9
Financing receivables - net	25,496.1	25,632.7	22,744.9
Financing receivables securitized - net	4,345.4	4,153.1	3,788.3
Other receivables	1,194.2	1,464.0	1,149.9
Equipment on operating leases - net	3,203.8	3,152.2	2,575.5
Inventories	5,849.6	4,934.7	6,173.0
Property and equipment - net	5,373.1	5,466.9	5,114.0
Investments in unconsolidated affiliates	308.5	221.4	230.0
Goodwill	839.6	844.8	922.9
Other intangible assets - net	71.2	77.1	93.8
Retirement benefits	580.7	551.1	35.8
Deferred income taxes	2,458.1	2,325.4	3,373.2
Other assets	1,249.2	1,274.7	1,452.1
Assets held for sale	84.7	505.0
Total Assets	$60,862.4	$59,521.3	$58,155.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,763.0	$8,788.9	$8,414.0
Short-term securitization borrowings	4,329.5	4,109.1	3,788.4
Payables to unconsolidated affiliates	134.5	106.9	143.3
Accounts payable and accrued expenses	8,150.3	8,973.6	8,132.8
Deferred income taxes	162.0	160.3	158.6
Long-term borrowings	23,166.9	21,577.7	21,752.9
Retirement benefits and other liabilities	5,438.8	5,416.7	7,498.3
Liabilities held for sale	49.8	120.4
Total liabilities	50,194.8	49,253.6	49,888.3
Total Deere & Company stockholders’ equity	10,665.3	10,265.8	8,264.9
Noncontrolling interests	2.3	1.9	1.9
Total stockholders’ equity	10,667.6	10,267.7	8,266.8
Total Liabilities and Stockholders’ Equity	$60,862.4	$59,521.3	$58,155.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Six Months Ended April 30, 2014 and 2013
(In millions of dollars) Unaudited

	2014	2013
Cash Flows from Operating Activities
Net income	$1,662.5	$1,734.0
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	9.8	8.5
Provision for depreciation and amortization	630.3	554.4
Impairment charges	62.3
Share-based compensation expense	44.7	45.0
Undistributed earnings of unconsolidated affiliates	7.9	9.1
Credit for deferred income taxes	(138.0)	(103.8)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,692.8)	(2,030.0)
Insurance receivables	175.4	462.0
Inventories	(1,268.2)	(1,235.1)
Accounts payable and accrued expenses	(578.7)	(665.0)
Accrued income taxes payable/receivable	86.8	97.4
Retirement benefits	138.0	16.8
Other	28.1	(49.7)
Net cash used for operating activities	(831.9)	(1,156.4)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	8,344.7	7,780.6
Proceeds from maturities and sales of marketable securities	611.3	528.0
Proceeds from sales of equipment on operating leases	570.9	506.4
Proceeds from sales of businesses, net of cash sold	307.2
Cost of receivables acquired (excluding receivables related to sales)	(8,409.3)	(8,224.1)
Purchases of marketable securities	(562.8)	(460.4)
Purchases of property and equipment	(426.2)	(503.6)
Cost of equipment on operating leases acquired	(618.1)	(518.7)
Other	(85.1)	(87.0)
Net cash used for investing activities	(267.4)	(978.8)

Cash Flows from Financing Activities
Increase in total short-term borrowings	956.7	1,341.6
Proceeds from long-term borrowings	4,253.8	2,470.5
Payments of long-term borrowings	(3,135.5)	(2,175.1)
Proceeds from issuance of common stock	108.7	149.7
Repurchases of common stock	(1,093.4)	(288.0)
Dividends paid	(382.3)	(357.6)
Excess tax benefits from share-based compensation	24.2	43.1
Other	(32.9)	(33.0)
Net cash provided by financing activities	699.3	1,151.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(25.5)	(16.8)

Net Decrease in Cash and Cash Equivalents	(425.5)	(1,000.8)
Cash and Cash Equivalents at Beginning of Period	3,504.0	4,652.2
Cash and Cash Equivalents at End of Period	$3,078.5	$3,651.4

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)  In February 2014, the Company entered into an agreement to sell the stock and certain assets of the entities that compose the Company’s Water operations to FIMI Opportunity Funds.  In the second quarter of 2014, the Company recorded a non-cash charge in other operating expenses of $36 million pretax or $4 million after-tax for an impairment to write the Water operations down to fair value less costs to sell.  The tax benefits recognized from the probable sale resulted primarily from a change in valuation allowances of the Water operations.  These operations are reflected as assets and liabilities held for sale and were included in the Company’s agriculture and turf segment.  The sale is a result of the Company’s intention to invest its resources in growing its core businesses.

The carrying amounts of the major classes of assets and liabilities of the Water operations that were classified as held for sale on the consolidated balance sheet in millions of dollars follow:

April 30 2014
Trade accounts and notes receivable – net	$57
Other receivables	10
Inventories	49
Other assets	5
Asset impairment	(36)
Total assets	$85

Accounts payable and accrued expenses	$47
Retirement benefits and other liabilities	3
Total liabilities	$50

(2)  In December 2013, the Company closed the sale of 60 percent of its subsidiary John Deere Landscapes, LLC (Landscapes) to a private equity investment firm affiliated with Clayton, Dubilier & Rice, LLC. At October 31, 2013, the total assets of $505 million and liabilities of $120 million for Landscapes were classified as held for sale in the consolidated financial statements and written down to realizable value, which consisted of $153 million of receivables, $219 million of inventories, $37 million of property and equipment, $106 million of goodwill, $25 million of other intangible assets and $10 million of other assets less a $45 million asset impairment. The related liabilities held for sale consisted of accounts payable and accrued expenses.  The Company initially retained 40 percent of the Landscapes business in the form of common stock and reports the results as an equity investment in unconsolidated affiliates. The fair value of the Company’s retained equity investment was approximately $80 million at closing. The total amount of proceeds from the sale at closing was approximately $305 million with no significant gain or loss.

(3)  Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2014	2013	2014	2013

Dividends declared	$.51	$.51	$1.02	$.97
Dividends paid	$.51	$.46	$1.02	$.92

(4)  The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)  The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2014 and 2013

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Net Sales and Revenues
Net sales	$9,246.2	$10,265.0
Finance and interest income	18.6	20.6	$591.8	$555.6
Other income	149.9	130.1	38.5	38.9
Total	9,414.7	10,415.7	630.3	594.5

Costs and Expenses
Cost of sales	6,872.0	7,482.5
Research and development expenses	354.1	376.8
Selling, administrative and general expenses	719.2	836.9	129.5	122.3
Interest expense	80.1	73.4	97.9	127.4
Interest compensation to Financial Services	54.8	54.3
Other operating expenses	99.3	45.7	174.3	147.1
Total	8,179.5	8,869.6	401.7	396.8

Income of Consolidated Group before Income Taxes	1,235.2	1,546.1	228.6	197.7
Provision for income taxes	397.6	593.2	81.4	73.2
Income of Consolidated Group	837.6	952.9	147.2	124.5

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	147.7	125.0	.5	.5
Other	(4.1)	6.4
Total	143.6	131.4	.5	.5
Net Income	981.2	1,084.3	147.7	125.0
Less: Net income attributable to noncontrolling interests	.5	.1
Net Income Attributable to Deere & Company	$980.7	$1,084.2	$147.7	$125.0

*               Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Six Months Ended April 30, 2014 and 2013

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Net Sales and Revenues
Net sales	$16,194.8	$17,057.9
Finance and interest income	35.8	38.1	$1,161.0	$1,089.5
Other income	300.3	260.2	102.9	76.9
Total	16,530.9	17,356.2	1,263.9	1,166.4

Costs and Expenses
Cost of sales	12,067.9	12,497.7
Research and development expenses	677.8	733.3
Selling, administrative and general expenses	1,362.3	1,509.8	255.4	233.9
Interest expense	155.4	143.0	205.7	246.7
Interest compensation to Financial Services	97.1	95.8
Other operating expenses	151.9	80.7	392.6	291.8
Total	14,512.4	15,060.3	853.7	772.4

Income of Consolidated Group before Income Taxes	2,018.5	2,295.9	410.2	394.0
Provision for income taxes	638.0	818.4	121.6	136.9
Income of Consolidated Group	1,380.5	1,477.5	288.6	257.1

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	289.9	257.9	1.3	.8
Other	(7.9)	(1.4)
Total	282.0	256.5	1.3	.8
Net Income	1,662.5	1,734.0	289.9	257.9
Less: Net income attributable to noncontrolling interests	.7	.1
Net Income Attributable to Deere & Company	$1,661.8	$1,733.9	$289.9	$257.9

*                 Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	April 30 2014	October 31 2013	April 30 2013	April 30 2014	October 31 2013	April 30 2013
Assets
Cash and cash equivalents	$1,874.9	$3,023.3	$3,145.8	$1,203.6	$480.8	$505.7
Marketable securities	1,105.6	1,207.2	1,003.6	466.1	417.6	395.4
Receivables from unconsolidated subsidiaries and affiliates	4,046.7	3,502.0	2,738.8
Trade accounts and notes receivable - net	969.9	1,061.8	1,430.4	5,264.6	3,555.9	5,056.6
Financing receivables - net	13.5	16.5	12.0	25,482.6	25,616.2	22,732.8
Financing receivables securitized - net				4,345.4	4,153.1	3,788.3
Other receivables	924.9	983.1	911.9	301.1	486.6	267.8
Equipment on operating leases - net				3,203.8	3,152.2	2,575.5
Inventories	5,849.6	4,934.7	6,173.0
Property and equipment - net	5,316.8	5,408.5	5,054.6	56.3	58.4	59.4
Investments in unconsolidated subsidiaries and affiliates	4,875.6	4,569.0	4,271.6	11.5	10.2	9.6
Goodwill	839.6	844.8	922.9
Other intangible assets - net	67.3	73.1	89.8	4.0	4.0	4.0
Retirement benefits	546.9	517.7	30.6	35.5	37.5	41.0
Deferred income taxes	2,683.4	2,575.4	3,590.0	68.8	51.3	48.3
Other assets	667.7	654.3	611.2	583.6	622.2	842.1
Assets held for sale	84.7	505.0
Total Assets	$29,867.1	$29,876.4	$29,986.2	$41,026.9	$38,646.0	$36,326.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,020.5	$1,080.4	$1,368.6	$7,742.5	$7,708.5	$7,045.4
Short-term securitization borrowings				4,329.5	4,109.1	3,788.4
Payables to unconsolidated subsidiaries and affiliates	134.5	106.9	143.3	4,008.4	3,470.8	2,686.4
Accounts payable and accrued expenses	7,728.4	7,990.9	7,728.0	1,570.6	1,849.8	1,523.9
Deferred income taxes	88.0	92.4	88.8	368.1	369.1	334.9
Long-term borrowings	4,816.7	4,870.9	4,925.2	18,350.2	16,706.8	16,827.7
Retirement benefits and other liabilities	5,361.6	5,346.8	7,465.5	79.0	74.1	68.6
Liabilities held for sale	49.8	120.4
Total liabilities	19,199.5	19,608.7	21,719.4	36,448.3	34,288.2	32,275.3
Total Deere & Company stockholders’ equity	10,665.3	10,265.8	8,264.9	4,578.6	4,357.8	4,051.2
Noncontrolling interests	2.3	1.9	1.9
Total stockholders’ equity	10,667.6	10,267.7	8,266.8	4,578.6	4,357.8	4,051.2
Total Liabilities and Stockholders’ Equity	$29,867.1	$29,876.4	$29,986.2	$41,026.9	$38,646.0	$36,326.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2014 and 2013

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income	$1,662.5	$1,734.0	$289.9	$257.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	1.9	5.9	7.9	2.6
Provision for depreciation and amortization	397.7	366.5	271.2	236.0
Impairment charges	62.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	(190.8)	(102.0)	(1.3)	(.8)
Credit for deferred income taxes	(117.8)	(100.5)	(20.3)	(3.4)
Changes in assets and liabilities:
Trade receivables	(3.9)	(156.9)
Insurance receivables			175.4	462.0
Inventories	(995.9)	(1,016.4)
Accounts payable and accrued expenses	(123.3)	120.3	(200.0)	(511.2)
Accrued income taxes payable/receivable	77.5	104.5	9.3	(7.2)
Retirement benefits	130.5	5.9	7.5	10.9
Other	126.3	3.6	3.8	21.0
Net cash provided by operating activities	1,027.0	964.9	543.4	467.8

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			9,006.6	8,420.6
Proceeds from maturities and sales of marketable securities	600.0	500.6	11.3	27.4
Proceeds from sales of equipment on operating leases			570.9	506.4
Proceeds from sales of businesses, net of cash sold	307.2
Cost of receivables acquired (excluding trade and wholesale)			(9,120.5)	(8,962.2)
Purchases of marketable securities	(504.0)	(404.0)	(58.8)	(56.5)
Purchases of property and equipment	(425.2)	(501.9)	(1.0)	(1.8)
Cost of equipment on operating leases acquired			(986.0)	(814.3)
Increase in trade and wholesale receivables			(1,895.1)	(2,049.2)
Other	(89.2)	(98.9)	(39.1)	(35.5)
Net cash used for investing activities	(111.2)	(504.2)	(2,511.7)	(2,965.1)

Cash Flows from Financing Activities
Increase in total short-term borrowings	641.6	235.3	315.1	1,106.4
Change in intercompany receivables/payables	(612.0)	(1,188.7)	612.0	1,188.7
Proceeds from long-term borrowings	6.6	238.4	4,247.2	2,232.2
Payments of long-term borrowings	(737.3)	(35.6)	(2,398.1)	(2,139.5)
Proceeds from issuance of common stock	108.7	149.7
Repurchases of common stock	(1,093.4)	(288.0)
Dividends paid	(382.3)	(357.6)	(90.0)	(146.0)
Excess tax benefits from share-based compensation	24.2	43.1
Other	(11.0)	(21.1)	21.1	35.4
Net cash provided by (used for) financing activities	(2,054.9)	(1,224.5)	2,707.3	2,277.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(9.3)	1.7	(16.2)	(18.5)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,148.4)	(762.1)	722.8	(238.6)
Cash and Cash Equivalents at Beginning of Period	3,023.3	3,907.9	480.8	744.3
Cash and Cash Equivalents at End of Period	$1,874.9	$3,145.8	$1,203.6	$505.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.